EXHIBIT 8(o)(2)

Participation Agreement between TLIC, Monumental Life, TFLIC, and Dreyfus

AMENDMENT NO. 11 TO THE

FUND PARTICIPATION AGREEMENT

This Amendment is to the Fund Participation Agreement dated May 1, 2001, as amended, (“Agreement”) between Transamerica Life Insurance Company, Monumental Life Insurance Company, Transamerica Financial Life Insurance Company, life insurance companies organized under the laws of the State of New York (each, “Insurance Company”), on behalf of themselves and on behalf of the Separate Accounts listed on Exhibit A of the Agreement, Dreyfus Variable Investment Fund, Dreyfus Investment Portfolios, The Dreyfus Socially Responsible Growth Fund, Inc. and the Dreyfus Stock Index Fund, Inc. (each as the “Fund”) (the “Agreement”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

1.	A new Article XV is hereby added to the Agreement as follows:

SUMMARY PROSPECTUS

15.1	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498 of the Securities Act of 1933 (“Rule 498”).

15.2	The Fund shall provide Insurance Company with copies of the Summary Prospectuses in the same manner and at the same times as the Participation Agreement requires that the Fund provide Insurance Company with Statutory Prospectuses.

15.3	The Fund shall be responsible for compliance with Rule 498(e).

15.4	The Fund represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its series.

15.5	The Fund agrees that the URL indicated on each Summary Prospectus will lead Insurance Company policyholders/contract owners directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund and series’ documents required to be posted in compliance with Rule 498.

15.6	The Fund represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving policyholder/contract owner requests for additional Fund documents made directly to the Fund. The Fund further represents and warrants that any information obtained about policyholders/contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

15.7	Insurance Company represents and warrants that it will respond to requests for additional Fund documents made by policyholders/contract owners directly to Insurance Company or one of its affiliates.

15.8	Insurance Company represents and warrants that any binding together of Summary Prospectuses and/or Statutory Prospectuses for which Insurance Company is responsible will be done in compliance with Rule 498.

15.9	At Insurance Company’s request, the Fund will provide Insurance Company with URLs to the current Fund and series’ documents for use with Insurance Company’s electronic delivery of Fund documents or on Insurance Company’s website. The Fund will be responsible for maintaining the Fund and series’ current documents on the website to which such URLs originally navigate.

15.10	If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Fund will provide Insurance Company with advance notice of its intent as soon as is reasonably practicable.

15.11	The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

15.12	The parties agree that Insurance Company is not required to distribute Summary Prospectuses to Contract Owners, but rather that the use of the Summary Prospectuses will be at the discretion of Insurance Company. Insurance Company agrees that it will give the Fund sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectuses.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the following:

EXHIBIT A

Effective May 1, 2011

List of Separate Accounts

Transamerica Financial Life Insurance Company

Separate Account VA-2LNY

Separate Account VA-6NY

TFLIC Separate Account C

TFLIC Separate Account VNY

Transamerica Life Insurance Company

Retirement Builder Variable Annuity Account

Separate Account VA A

Separate Account VUL-A

Separate Account VA-2L

PFL Corporate Account One

Separate Account VA-6

Separate Account VA-7

Separate Account VA-8

Separate Account VUL-1

Separate Account VUL-2

Separate Account VUL-4

Separate Account VUL-5

Separate Account VA J

Separate Account VUL-6

Separate Account VA S

Monumental Life Insurance Company

Separate Account VA CC

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of July 15, 2011.

TRANSAMERICA LIFE INSURANCE COMPANY		TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/Arthur D. Woods	By:	/s/Arthur D. Woods
Name:	Arthur D. Woods	Name:	Arthur D. Woods
Title:	Vice President	Title:	Vice President
Date: 8/10/11		Date: 8/10/11

MONUMENTAL LIFE INSURANCE COMPANY		On Behalf of the Funds listed on Exhibit B of the Agreement

By:	/s/Steven R. Shepard	By:	/s/Kathleen DeNicholas
Name:	Steven R. Shepard	Name:	Kathleen DeNicholas
Title:	Vice President	Title:	Assistant Secretary
Date: 8/10/11		Date: 7/28/11